Exhibit 99.1

FOR RELEASE AT 8:00 A.M. EDT	For further information
MONDAY, AUGUST 1, 2005	Media Contact:	Jay Fredericksen
904-357-9106
	Investor Contact:	Parag Bhansali
904-357-9155

Rayonier Announces MDF Sale Agreement

JACKSONVILLE, Fla., August 1, 2005 – Rayonier (NYSE:RYN) announced today that it has entered into an agreement to sell its medium-density-fiberboard (MDF) business in New Zealand to Dongwha Hong Kong International Limited for $US40 million. The transaction is expected to close in the third quarter and requires the approval of the New Zealand Overseas Investment Commission and completion of customary closing conditions, including working capital adjustments.

Rayonier recently disclosed its intent to sell the non-strategic MDF business as part of an ongoing effort to focus its management and resources on its core Timber, Real Estate and Performance Fibers businesses. In conjunction with the disclosure, Rayonier recorded a second quarter write-down of approximately $24 million after-tax and reclassified the MDF business as a discontinued operation. The net sale proceeds are expected to approximate net book value.

The purchaser is a subsidiary of Dongwha Holdings Ltd, a listed entity on the Korean KOSDAQ. With this purchase, Dongwha will be the largest MDF and particle board panel producer in Asia. It operates nine overseas subsidiaries including production operations in Malaysia and Australia.

Rayonier has 2.2 million acres of prime timberland and real estate in the U.S. and New Zealand. The company recently formed a real estate subsidiary, TerraPointe LLC, to maximize the value of its extensive higher-and-better use properties, particularly in the fast-growing counties along Interstate 95 between Savannah, Georgia, and Daytona Beach, Florida, where it owns approximately 200,000 acres. Rayonier is also the world’s leading producer of high performance specialty cellulose fibers. Approximately 40 percent of the company’s sales are outside the U.S. to customers in more than 50 countries.

This press release contains forward-looking statements within the meaning of, and pursuant to, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 as amended. These statements relate to the intended and expected sale of the company’s MDF business and the effect of such sale on the results and earnings of the company, which are subject to a number of risks, uncertainties, assumptions and conditions. These include, without limitation, the ability of the company and the buyer to fulfill the conditions necessary to complete the transaction described in this release, including, without limitation, receipt of approval of the transaction by the New Zealand Overseas Investment Commission.

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